UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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APAC CUSTOMER SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Shareholders:
I was thrilled this year when your Board of Directors asked me to become President, CEO and a member of APAC’s Board. APAC has a long history as a leader and unequalled brand recognition in the industry. I am delighted to be a part of the APAC team.
Since joining the company in late February, I have had the opportunity to visit all of our centers and speak with many of our clients. I’m extremely impressed with the talent and dedication of APAC’s team, the quality of customer care services we offer, and the trust our clients have placed in us.
Our mission is clear — to put APAC on a path to long-term, consistent, profitable growth. We are laser-focused on service delivery, operational efficiency and the overall costs of running our business. In the short time since I arrived, we’ve taken some significant steps to enhance our service delivery and to improve our financial footing. I would like to share some of our actions with you to give you a sense of what we’re doing:
•
We’ve aligned the organization so that Operations can focus on service delivery and Sales can focus on relationship building. Everyone knows their roles and responsibilities. Everyone understands how they will contribute to our success.

•	Our new organizational alignment has allowed us to significantly reduce our overhead. We have trimmed excess costs in virtually every non-revenue generating function.

•
We have added two exceptional leaders. Art DiBari has joined APAC as our Senior Vice President, Operations. Mark Anderson has joined APAC as our Senior Vice President, Sales and Marketing. Art and Mark are both industry veterans with long track records of delivering outstanding results.

•	We have implemented a formal profit improvement program. We meet weekly to review our initiatives. Profit improvement is no longer a quarterly or annual event. It is part of our daily lives.

•	Similarly, we have implemented weekly, formal, service delivery reviews. These reviews will foster a proactive management approach and help to ensure we meet the expectations of our clients.

•
We have also amplified our focus on finances. We now conduct a weekly financial review that generates actions to accelerate our progress on improving space utilization, reducing overhead costs, improving days’ sales outstanding and minimizing capital expenditures.

Over the coming months, we plan to work on the following initiatives:
•
Pushing authority and accountability down to the front-line supervisors. Every supervisor at APAC will have the ability to take actions to enhance client satisfaction and improve our overall profitability.

•	Creating an environment of ownership by giving our Center Leaders full P&L accountability as well as full authority for decisions related to service delivery.

•	Enhancing our service-delivery standards to ensure consistent and predictable results that our clients can count on. We know what to do and we will execute.

•
Pursuing new opportunities with our existing clients as well as prospective clients. We have a tremendous reputation in the industry and are building a high-caliber team of top-notch sales executives to share our story and bring on new business.

There are many, many more initiatives that we are working on. Suffice it to say that they all have four crucial things in common — Client Satisfaction, Profitability, Growth and Employee Retention.
How will we measure our success? Three goals will be uppermost in our minds and can be used to gauge the progress we make:
•	High rates of renewals among our existing clients - This is a measure of our ability to deliver what we promise and to satisfy the needs of our clients.

•	A return to profitability - This is a measure of our ability to manage the business, make smart decisions about the use of capital and efficiently use our service delivery resources.

•	Better-than-industry win rates with new clients - This is a measure of our reputation in the industry, the willingness of current clients to provide references and our ability to be cost competitive.
The entire management team at APAC appreciates the continued support of our clients, our shareholders and our employees. The steps we are taking will benefit all of our constituents. We look forward to fulfilling the promise we see at APAC Customer Services.
Mike Marrow
President and Chief Executive Officer
May 2, 2008

Six Parkway North
Deerfield, Illinois 60015
(847) 374-4980

Notice of Annual Meeting of Shareholders
To Be Held On June 6, 2008

To the Shareholders of APAC Customer Services, Inc.:
The Annual Meeting of Shareholders of APAC Customer Services, Inc. will be held at our corporate headquarters, Six Parkway North, Deerfield, Illinois on Friday, June 6, 2008, at 10:00 a.m. Central Daylight Time for the following purposes:
1.	To elect eight directors.

2.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.
Shareholders of record at the close of business on April 8, 2008 are entitled to notice of, and to vote at, the Annual Meeting.
Even if you plan to attend the meeting in person, please read these proxy materials and date, sign and mail the enclosed proxy in the envelope provided, which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated. Shareholders who are present at the Annual Meeting may withdraw their proxies and vote in person if they so desire.

By Order of the Board of Directors

Pamela R. Schneider
Secretary
Dated: May 2, 2008

APAC Customer Services, Inc.
Six Parkway North
Deerfield, Illinois 60015
(847) 374-4980

Proxy Statement
Annual Meeting of Shareholders to be Held June 6, 2008

This Proxy Statement and the accompanying proxy card are being mailed to shareholders of APAC Customer Services, Inc. (“Company”) on or about May 2, 2008, in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders to be held on June 6, 2008. The purpose of the Annual Meeting is to consider and act upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.
Each shareholder is entitled to one vote for each Common Share (as defined in the Company’s Amended and Restated Articles of Incorporation, dated August 8, 1995, as subsequently amended) held as of the record date. A majority of the outstanding Common Shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on April 8, 2008, the record date for determining shareholders entitled to vote at the Annual Meeting, 50,517,787 Common Shares were outstanding.
If the form of Proxy that accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the indicated direction. A Proxy may be revoked at any time prior to the voting thereof by written notice to our Secretary, by executing and delivering a subsequently dated proxy card or by voting in person at the Annual Meeting. Shareholders whose Common Shares are held in the name of a bank, broker or other holder of record will receive voting instructions from the holder of record.
The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required for the election of directors and for any other proposal submitted to a vote. Shareholders are not entitled to cumulate their votes. Shares represented by proxies which are marked “withhold” or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matter. Broker “non-votes” and the shares as to which shareholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting, except as to matters for which a non-vote is indicated on the broker’s proxy. If a non-vote is indicated on the broker’s proxy with respect to a particular matter, the shares will not be treated as represented at the meeting for the purposes of determining a quorum for such matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Votes will be tabulated by representatives of LaSalle Bank National Association, our transfer agent and inspector of elections for the Annual Meeting. We will bear all expenses incurred in the solicitation of proxies.

COMMON SHARES BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL REGARDING THE ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K
MULTIPLE SHAREHOLDERS SHARING AN ADDRESS
PROPOSALS OF SHAREHOLDERS FOR 2009 ANNUAL MEETING
OTHER MATTERS TO COME BEFORE THE MEETING

COMMON SHARES BENEFICIALLY OWNED BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth certain information, as of March 1, 2008, regarding the beneficial ownership of Common Shares by (i) each person known by us to own beneficially more than 5% of our outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined in “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement) and (iv) all directors, director nominees and executive officers as a group. Except as otherwise indicated, we believe that each beneficial owner of Common Shares listed below, based on information provided by such owner, has sole investment and voting power with respect to such Common Shares. Unless otherwise indicated, the address of each of the shareholders named below is c/o Six Parkway North, Deerfield, IL 60015.

	Common Shares Beneficially Owned
Name	Number		Percent(1)

Theodore G. Schwartz	19,759,227	(2)(3)	37.4%
Wells Fargo & Company	5,590,328	(4)	10.6%
Sidus Investment Partners, L.P.	3,616,927	(5)	6.8%
Trust Four Hundred Thirty U/A/D 4/2/94	2,115,000	(6)	4.0%
Trust Seven Hundred Thirty U/A/D 4/2/94	2,115,000	(6)	4.0%
Trust 3080	500,000	(6)	*
Trust 3081	500,000	(6)	*
Cindy K. Andreotti	64,992	(3)	*
John W. Gerdelman	178,784	(3)	*
John C. Kraft	49,850	(3)	*
Michael P. Marrow	15,000		*
Bhaskar Menon	—		*
John J. Park	84,349	(3)	*
Lynn E. Refer	—		*
Samuel K. Skinner	—		*
John L. Workman	—		*
George H. Hepburn III	189,000	(3)	*
Robert J. Keller	1,173,500	(7)	2.2%
David J. LaBonte	403,137	(7)	*
James M. McClenahan	295,350	(3)(8)	*
Mark E. McDermott	363,706	(3)	*
Pamela R. Schneider	155,500	(3)	*

All directors and executive officers as a group (12 persons)	21,247,258	(3)(9)	40.2%

Notes to Common Shares Beneficially Owned Table

*	Indicates less than 1%.

(1)
Beneficial ownership is shown on this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person holds options to purchase Common Shares that are exercisable within 60 days after March 1, 2008, those shares are included in that person’s reported holdings and in calculating the percentages of Common Shares beneficially owned. The percentages of Common Shares beneficially owned are based on 52,897,465 Common Shares, which includes 50,517,787 Common Shares outstanding as of March 1, 2008, plus 2,379,678 Common Shares subject to options exercisable as of March 1, 2008, or within 60 days thereafter as detailed in Note 3 below.

(2)
Includes 9,858,000 Common Shares as to which Mr. Schwartz has sole voting and investment power, 9,858,000 Common Shares held by a limited partnership, as to which Mr. Schwartz disclaims beneficial ownership except to the extent of his pecuniary interest therein, and 3,218 Common Shares held by Mr. Schwartz’s spouse, as to which Mr. Schwartz disclaims beneficial ownership. Mr. Schwartz’s address is 19955 NE Porto Vita Way #2903, Aventura, FL 33180.

(3)
Includes Common Shares which may be acquired pursuant to options exercisable as of March 1, 2008, or within 60 days thereafter, as follows: Mr. Schwartz (40,009 shares); Ms. Andreotti (59,692 shares); Mr. Gerdelman (178,784 shares); Mr. Kraft (49,850 shares); Mr. Park (84,349 shares); Mr. Hepburn (120,000 shares); Mr. McClenahan (236,250 shares); Mr. McDermott (345,044 shares); Ms. Schneider (120,000 shares); and all executive officers and directors (as of March 1, 2008) as a group (2,379,678 shares).

(4)
Based solely upon information provided in the Schedule 13G/A filed jointly on January 25, 2008 by Wells Fargo & Company as a parent holding company (“Wells Fargo”), on its own behalf, and on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management LLC and Wells Fargo Bank, National Association, Wells Fargo (or one or more of its subsidiaries) has sole voting power over 5,576,428 Common Shares and sole dispositive power over 5,590,328 Common Shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94014.

(5)
Based solely upon information provided in the Schedule 13G filed jointly on February 13, 2008 by (i) Sidus Investment Partners, L.P., a Delaware limited partnership (“Sidus Partners”); (ii) Sidus Investments Ltd., a Cayman Islands exempted corporation, (“Sidus Investments”); (iii) Sidus Double Alpha Fund, L.P., a Delaware limited partnership (“Sidus Double Alpha”); (iv) Sidus Double Alpha Fund Ltd., a Cayman Islands exempted corporation (“Sidus Double Alpha Offshore”); (v) Sidus Investment Management, LLC, a Delaware limited liability company (“Manager”), which serves as investment manager to Sidus Partners, Sidus Investments, Sidus Double Alpha, and Sidus Double Alpha Offshore; (vi) Messrs. Alfred V. Tobia, Jr. and (vii) Michael J. Barone, who serve as the managing members of the Manager, share, or could be deemed to share, voting and dispositive power over all 3,616,927 Common Shares. Their address is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(6)
Robert H. Wicklein, John J. Abens and Scott Mordell serve as general trustees of Trust Four Hundred Thirty U/A/D 4/2/94, Trust Seven Hundred Thirty U/A/D 4/2/94, Trust 3080 and Trust 3081 (collectively, the “Trusts”). All decisions regarding the voting and disposition of Common Shares held by the Trusts must be made by a majority of the general trustees and, as a result, each of the general trustees disclaims beneficial ownership. M. Christine Schwartz, who is married to Mr. Schwartz, serves as a special trustee of the Trusts and has limited powers to designate successors to the general trustees at the conclusion of their terms, but has no responsibilities or powers regarding the voting or disposition of the Common Shares owned by the Trusts and accordingly disclaims beneficial ownership of such shares. The address of each of the Trusts is 650 Dundee Road, Suite 450, Northbrook, Illinois 60062.

(7)
Includes Common Shares which may be acquired pursuant to options exercisable as of March 1, 2008, or within 60 days thereafter, as follows: Mr. Keller (850,000 shares); and Mr. LaBonte (261,700 shares). Also includes restricted Common Shares owned by Mr. Keller (100,000 shares).

(8)	Mr. McClenahan resigned as our Senior Vice President, Sales and Marketing on March 28, 2008. Mr. McClenahan’s address is 279 Benson Lane, Coppell, TX 75019.

(9)
Excludes shares beneficially owned by Messrs. Keller and LaBonte who were not executive officers as of March 1, 2008. Mr. Keller retired as our Chief Executive Officer on February 18, 2008. Mr. Keller’s address is 725 Sheridan Road, Lake Forest, IL 60045.

PROPOSAL REGARDING THE ELECTION OF DIRECTORS
At the Annual Meeting, eight directors are to be elected to serve until the next Annual Meeting of Shareholders. John W. Gerdelman has announced his intention to retire when his current term as a member of our Board of Directors expires at the Annual Meeting. Lynn E. Refer, who was appointed to the Board of Directors on December 13, 2007, has informed us that he will not stand for election to the Board.
It is intended that the executed and returned proxy cards (except proxy cards marked to the contrary) will be voted for the nominees listed below. Proxies cannot be voted for a greater number of persons than the number of nominees listed below. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.
The Board of Directors recommends a vote FOR the election of each of the following nominees:
Nominees for Election

Name	Age	Position
Cindy K. Andreotti	52
Cindy K. Andreotti became a director in April 2005. Currently, Ms. Andreotti is President and Chief Executive Officer of The Andreotti Group LLC, a strategic business advisory firm serving domestic/global enterprise clients, private equity and institutional firms and international investment groups. Prior to the launch of The Andreotti Group, Ms. Andreotti was President, Enterprise Markets for MCI, Inc., which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in July 2002 and emerged from Chapter 11 protection in April 2004. Enterprise Markets consisted of the Global Accounts Segment, Government Markets, the Conferencing Business Unit, and MCI Solutions, the managed services arm of MCI. Ms. Andreotti’s previous assignments at MCI included President of Business Markets and President of Global Accounts and Strategic Ventures and Alliances. Before joining MCI in 1990, Ms. Andreotti was with AT&T Corporation. Ms. Andreotti is also Vice Chairman of the Japan American Society, a cabinet member of the Los Angeles Music Center, a member of the Executive Committee for the Red Cross, a member of the Accenture Women’s Leadership Forum and a member of the board of directors for Rivermine Solutions, Inc., a leading provider of enterprise telecommunications expense management solutions.

John C. Kraft	66
John C. Kraft became a director in October 2005. Mr. Kraft was Vice Chairman and Chief Operating Officer at Leo Burnett where he oversaw the operations of the company’s 50 offices located in 43 countries. He also served on the company’s Board of Directors. After taking early retirement from Leo Burnett, Mr. Kraft was the Executive Vice President and Chief Administrative Officer and a director of Young and Rubicam for two years. Mr. Kraft is a member of the Board of Directors of Chicago Central Area Committee.

Michael P. Marrow	51
Michael P. Marrow became a director in February 2008 when he joined us as President and Chief Executive Officer. From January 2003 to February 2008, Mr. Marrow was employed by Affiliated Computer Services, Inc. (“ACS”), a leader in business process outsourcing and information technology solutions. From June 2007 through February 2008, he served as Managing Director of Emerging markets and was responsible for service delivery centers in India, Mexico, Malaysia, Fiji, China, Ghana, Guatemala, Jamaica, Dominican Republic, Poland, Brazil and the Philippines with approximately 15,000 employees. From January 2003 through June 2007, Mr. Marrow was the Managing Director of ACS’s Contact Center Practice and managed 31 ACS contact centers with over 16,000 employees located in the U.S., Mexico, Argentina, India and the Philippines.

Name	Age	Position
Bhaskar Menon	47
Mr. Menon is an independent consultant and owner of Circa Advisors LLC, consulting to the US-India cross-border Information Technology/Business Process Outsourcing (BPO) industry. From 2000 to 2006, Mr. Menon was employed by MphasiS Corporation, an IT/BPO company based in New York and Bangalore, India, where he held a variety of executive positions, including President. Prior to that time, Mr. Menon held various executive positions with Citibank and Citigroup’s E-Citi and Global Consumer Internet Business, as well as Merrill Lynch, Pierce Fenner & Smith. Mr. Menon was recommended as a nominee to the Board by a third party search firm.

John J. Park	46
John J. Park became a director in August 2004. Mr. Park has been the Chief Financial Officer at Hewitt Associates, a global human resources outsourcing and consulting firm, since November 2005. Prior to joining Hewitt, Mr. Park served as Chief Financial Officer of Orbitz, Inc., an online travel company, from October 2000 until February 2005, and as acting President from November 2004 until February 2005. Prior to joining Orbitz, Mr. Park held various executive positions with Sears, Roebuck and Co., including Vice President, Finance for its services and credit card businesses.

Theodore G. Schwartz	54	Theodore G. Schwartz is Chairman of the Board of Directors. Mr. Schwartz is our founder and has served as our Chairman since our formation in May 1973. He served as our Chief Executive Officer until January 2000, and again from May 2001 until March 2004.

Samuel K. Skinner	69
Samuel K. Skinner previously served on our Board of Directors from July 2003 to June 2005. Mr. Skinner is the retired Chairman and Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also Of Counsel to the law firm of Greenberg & Traurig, LLP. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now known as Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George H. W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). He is currently a member of the boards of directors of Navigant Consulting, Inc., Express Scripts and Diamond Management & Technology Consultants, Inc. Mr. Skinner was recommended as a nominee to the Board by the Nominating and Corporate Governance Committee.

John L. Workman	56
Mr. Workman is currently Executive Vice President and Chief Financial Officer of HealthSouth Corporation, a position to which he was appointed in September 2004. From 1998 to 2004, Mr. Workman served in various management and executive capacities with U.S. Can Company, including serving as its Chief Financial Officer from 1998 to 2002, as its Chief Operating Officer from 2002 to 2003, and its Chief Executive Officer from 2003 to 2004. Prior to joining U.S. Can Company, Mr. Workman was employed by Montgomery Ward & Company, Inc. for 14 years, where he held several management and executive positions, including General Auditor, Chief Financial Officer, and Chief Restructuring Officer. Mr. Workman began his career in public accounting, and was a partner with the public accounting firm KPMG. Mr. Workman was recommended as a nominee to the Board by a partner at KPMG, an independent registered public accounting firm.

Meetings of our Board of Directors and Corporate Governance
Our Board of Directors met 17 times during fiscal year 2007 and periodically took action by unanimous written consent. All incumbent directors attended at least 75% of the aggregate of such meetings and meetings of Board committees on which they served in fiscal year 2007.
Our Board of Directors has adopted Corporate Governance Guidelines which set forth the role and functions of our Board of Directors, director qualifications and guidelines with respect to Board of Director meetings and committees of the Board, among other things. Our Board of Directors has determined that, other than Messrs. Keller, Marrow and Schwartz, all current Board members, all nominees for election as Directors, and all individuals who served as Board members during the fiscal year 2007, are independent as defined by The Nasdaq Stock Market, Inc. listing standards. Our independent directors hold executive sessions periodically throughout the year.
Board Committees
Our Board of Directors has established three standing committees and has adopted written charters for each committee: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board of Directors appoints the members of each committee. While our Board’s committees are constituted as described below and vote on matters as described below, other members of our Board, including directors not determined by our Board to qualify as independent, are frequent participants (although not voting participants) in committee meetings and proceedings.
Each committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.apaccustomerservices.com. A copy of each charter is also available in print to shareholders upon request, addressed to our Secretary c/o APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015.
Audit Committee
Our Audit Committee consists of Messrs. Gerdelman (Chairman), Park and Ms. Andreotti. Our Audit Committee has direct responsibility for appointing our independent registered public accounting firm, reviewing the proposed scope of the annual audit, overseeing the adequacy and effectiveness of accounting and financial controls, and reviewing the annual and quarterly financial statements with management and the independent registered public accounting firm. Our Audit Committee met six times in fiscal year 2007 and periodically took action by unanimous written consent. All members of our Audit Committee are independent as defined for audit committee members by the listing standards of The Nasdaq Stock Market, Inc. Our Board of Directors has determined that each member of our Audit Committee is financially literate in accordance with the listing standards of The Nasdaq Stock Market, Inc. and that Mr. Park is an “audit committee financial expert,” as defined by the United States Securities and Exchange Commission (the “SEC”). For details regarding Mr. Park’s qualifications as an “audit committee financial expert,” see “Nominees for Election” appearing in the “Proposal Regarding the Election of Directors” section of this Proxy Statement.
Compensation Committee
Our Compensation Committee consists of Messrs. Park (Chairman) and Kraft and Ms. Andreotti. Our Compensation Committee is directly responsible for approving senior management compensation and overseeing our equity compensation plans. For a more detailed description of the responsibilities and authority of the Compensation Committee, see “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement. Our Compensation Committee met eight times in fiscal year 2007 and periodically took action by unanimous written consent. All members of our Compensation Committee are independent directors as defined by the listing standards of The Nasdaq Stock Market, Inc.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, or Nominating/Governance Committee, consists of Messrs. Kraft (Chairman) and Gerdelman and Ms. Andreotti. The Nominating/Governance Committee is directly responsible for identifying and recommending to our Board of Directors individuals qualified to serve as directors, recommending directors to serve on committees of our Board of Directors, advising our Board of Directors with respect to matters of Board composition and procedures, developing and recommending to our Board of Directors corporate governance principles applicable to us, overseeing corporate governance matters generally, and reviewing on an annual basis director compensation. The Nominating/Governance Committee met four times during fiscal year 2007 and periodically took action by unanimous written consent. All members of our Nominating/Governance Committee are independent directors as defined by the listing standards of The Nasdaq Stock Market, Inc.

Our Nominating/Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, our Nominating/Governance Committee will take into consideration the needs of our Board of Directors and the qualifications of the candidate. Our Nominating/Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by our Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of Common Shares, including the number of shares owned and the length of time of ownership; the name of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director; and the candidate’s consent to be named as director if selected by our Nominating/Governance Committee and nominated by our Board.
The shareholder recommendation and information described above must be sent to our Secretary c/o APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015 and must be received by our Secretary not less than 90 nor more than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.
Our Nominating/Governance Committee believes that the minimum qualifications for serving as a director are the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all shareholders. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to us or our shareholders. Candidates considered by our Nominating/Governance Committee for election or reelection to our Board of Directors should possess the following qualifications: the highest level of personal and professional ethics, integrity and values; an inquiring and independent mind; practical wisdom and mature judgment; broad training and experience at the policy-making level in business, finance and accounting, government, education or technology; expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained; willingness to devote sufficient time and attention to carrying out the duties and responsibilities of Board membership; commitment to serve on the Board for several years to develop knowledge about our business; willingness to represent the best interests of all shareholders and objectively appraise management performance; and involvement only in activities or interests that do not conflict with the director’s responsibilities to us and our shareholders.
Once a person has been identified by our Nominating/Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating/Governance Committee determines that the candidate warrants further consideration, our Chairman or another member of the committee or of our Board of Directors, including directors who have not been designated as independent, contacts the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating/Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. Other members of our Board, including Messrs. Schwartz and Marrow, will also interview the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2007, members of our Compensation Committee included Messrs. Park (Chairman) and Kraft, Mr. Robert F. Bernard, Mr. Thomas M. Collins and Ms. Andreotti. Mr. Kraft became a member of the committee in February 2007 upon the death of Mr. Bernard, and Ms. Andreotti became a member of the committee in June 2007, following the retirement of Mr. Collins. None of the members of the Compensation Committee serve as, or formerly served as, officers of the Company.
During fiscal year 2007, none of our executive officers served on the board of directors or compensation committee of any other corporation where any member of our Compensation Committee or our Board of Directors was engaged as an executive officer. None of the members of our Compensation Committee has ever been employed by us.

Shareholder Communications with our Board of Directors
Our Board of Directors has established a process to receive communications from shareholders. Shareholders may contact any member (or all members) of our Board by mail. To communicate with our Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to our Board of Directors or any such individual directors, or group or committee of directors, by either name or title. All such correspondence should be sent “c/o Secretary” to Six Parkway North, Deerfield, Illinois 60015.
All communications received as set forth in the preceding paragraph will be opened by the office of the Secretary for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees.
Policy Regarding Director Attendance at Annual Meetings
We consider attendance and participation at the annual meeting of shareholders to be important to effectively fulfill the responsibilities of our directors. Accordingly, it is our policy to encourage each of our directors to attend the annual meeting. All of the directors then serving on the Board were in attendance at the 2007 Annual Meeting, other than Mr. Collins, who retired effective on the date of the 2007 Annual Meeting.
Director Compensation
Our Nominating/Governance Committee reviews and approves the compensation paid to each member of our Board on an annual basis. Each director who is not employed by us is compensated for his or her services as a director with: (i) an annual cash retainer of $22,000; (ii) a cash payment of $1,500 for each board meeting attended in person and a cash payment of $750 for each board meeting attended by telephone; and (iii) quarterly grants of options to purchase Common Shares. The total number of options to be granted annually to each director is calculated as of the date of our annual meeting of shareholders and is determined by dividing $90,000 by the average fair market value of a Common Share over the preceding calendar year. Options are granted to directors in four equal installments as of the first trading day of each calendar quarter. Options have an exercise price equal to the fair market value of a Common Share on the date of grant. Additionally, Mr. Schwartz receives an annual fee of $15,000 for his services as Chairman of the Board.
For Board committee service: (i) the Audit Committee chairman receives an annual fee of $10,000; (ii) each of the other committee chairmen receives an annual fee of $5,000; and (iii) each committee member, including the committee chairmen, receives a cash payment of $1,500 for each committee meeting attended in person and a cash payment of $750 for each committee meeting attended by telephone.
Directors who are requested to perform services beyond regular attendance at board and committee meetings are compensated and receive cash payments ranging from $250 to $1500 per day depending on the circumstances. Directors are also reimbursed for certain expenses in connection with attendance at Board and committee meetings as well as approved education programs and other required travel.

2007 Director Compensation
The following table sets forth the information with respect to all compensation paid or earned for services rendered to us by each member of our Board of Directors (other than Mr. Keller, our former Chief Executive Officer) during fiscal year 2007. During fiscal year 2007, Mr. Keller was an employee of ours and did not receive any additional compensation for his services as a director.

					Change in Pension
					Value and
				Non-Equity	Nonqualified Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	($)	($)	($)
Cindy K. Andreotti	55,000	—	35,652	—	—	—	90,652
Robert F. Bernard	5,500	—	62,615	—	—	—	68,115
Thomas M. Collins	23,250	—	99,662	—	—	—	122,912
John W. Gerdelman	72,500	—	43,950	—	—	—	116,450
John C. Kraft	57,167	—	33,457	—	—	—	90,624
John J. Park	74,000	—	41,617	—	—	—	115,617
Lynn E. Refer	4,833	—	—	—	—	—	4,833
Theodore G. Schwartz	65,500	—	31,640	—	—	—	97,140
Notes to 2007 Director Compensation Table

(1)
The amounts shown in the table represent the actual amount of all fees earned for services rendered as a director during fiscal year 2007, regardless as to whether such fees were actually paid in fiscal year 2007.

(2)
The amounts shown in the table reflect the expense to us for stock options recognized in fiscal year 2007. These amounts were determined in accordance with FAS 123(R), and may include amounts from options granted prior to fiscal year 2007. The grant date fair value of stock options determined in accordance with FAS 123(R) granted to each of our directors during fiscal year 2007 was as follows: Ms. Andreotti and Messrs. Gerdelman, Kraft, Park and Schwartz ($60,536). Mr. Bernard ($20,624), Mr. Collins ($47,070) and Mr. Refer ($0). See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 14, 2008. As of December 30, 2007, each non-employee director owned options to purchase an aggregate number of Common Shares as follows: Ms. Andreotti (133,835 shares); the Estate of Mr. Bernard (145,080 shares); Mr. Gerdelman (252,927 shares); Mr. Kraft (119,072 shares); Mr. Park (158,492 shares); Mr. Refer (0 shares) and Mr. Schwartz (104,308 shares). These options vest ratably over three years, have a term of ten years, and fully vest upon the death or retirement of the director or upon a change of control of our company. Each of Mr. Bernard’s death on February 2, 2007 and Mr. Collins’ retirement on June 1, 2007 triggered the immediate vesting of his unvested options, which had the effect of increasing the total option expense for directors recognized in fiscal year 2007.

EXECUTIVE OFFICERS
Set forth below is certain information concerning the current executive officers of the Company (other than Mr. Marrow, whose background is described above under “Nominees for Election” appearing in the “Proposal Regarding the Election of Directors” section of this Proxy Statement), which officers serve at the discretion of the Board of Directors.

Name	Age	Position and Business Experience
George H. Hepburn, III	48
Mr. Hepburn has served as Senior Vice President and Chief Financial Officer of the Company since September 2005. Prior to joining APAC, from 2004 to September 2005, Mr. Hepburn was an independent financial consultant. From 1993 to 2004, Mr. Hepburn held the position of Senior Vice President, Finance and Development for Caremark Rx, Inc., a $26 billion provider of pharmaceutical services. Prior to Caremark, from 1987 to 1993 Mr. Hepburn held a number of finance positions in Heller International Corporation, a commercial financial company, and was an auditor with Ernst and Whinney (now Ernst and Young) from 1984 to 1987.

Mark K. Anderson	54
Mr. Anderson serves as our Senior Vice President, Sales and Marketing, a position he has held since April 2008. Prior to joining APAC, from 2006 to 2008, Mr. Anderson was principal of WinningOutlook Associates, a consulting services association providing consulting services to the contact center sales and telecommunications industries. From 2000 to 2006, Mr. Anderson was Vice President of Sales and Services for MCI Communications’s Global Contact Center Group. From 1982 to 2000, Mr. Anderson was employed by MCI in a variety of sales and operational roles.

Arthur Di Bari	51
Mr. Di Bari joined us as Senior Vice President, Operations in March 2008. From 2005 to 2008 Mr. DiBari was Regional Vice President, Emerging Markets for the Americas for ACS, a leading provider of business process outsourcing and information technology solutions. Mr. Di Bari joined ACS in 2004. Prior to that, Mr. Di Bari spent over six years with Aegis Communications Group, a Texas-based customer care organization, where he held numerous operational roles of increasing responsibility, including Senior Vice President of Operations.

Joseph R. Doolan	44
Mr. Doolan has served as our Vice President and Controller since February 2006. Prior to joining APAC, from 2004 to 2006 Mr. Doolan was Vice President and Controller for CNH Capital, a broad-based financial services company and a subsidiary of CNH Global N.V., where he managed the North American and International finance teams. Prior to joining CNH Capital in from 2002 to 2003, Mr. Doolan was Controller at GE Healthcare Financial Services. From 1995 to 2002, Mr. Doolan worked for Heller Financial Inc. where he held various positions of increasing responsibility in finance and accounting.

Michael V. Hoehne	44
Mr. Hoehne serves as our Vice President, Human Resources, a position he has held since August 2006. Prior to Joining APAC, from 2005 to 2006, Mr. Hoehne served as Vice President of Human Resources for Wickes Furniture Co. From 1995 to 2005, Mr. Hoehne held several Human Resources leadership roles with Sears, Roebuck and Co.

Mark E. McDermott	47
Mr. McDermott is a Vice President of our company and serves as our Chief Information Officer a position he has had since April 2004. Previously, Mr. McDermott served as our Vice President, Solutions. He has been employed by us in various positions since March 1996. From April 2004 until June 2007, Mr. McDermott was our Senior Vice President and Chief Information Officer. From June 2007 until March 2008, Mr. McDermott was our Senior Vice President, Operations and Chief Information Officer.

Pamela R. Schneider	48
Ms. Schneider has served as our Senior Vice President, Secretary and General Counsel since June, 2005. Prior to joining the Company, Ms. Schneider was employed by Sears, Roebuck and Co. from 1996 to 2005, where her last position was Vice President, Deputy General Counsel - Retail Merchandising & Marketing. During her nine years with Sears she also held various executive positions in the Sears Law Department supporting its retail operations, home services and home stores business areas.

EXECUTIVE COMPENSATION
Employment Arrangements with Michael P. Marrow, President and Chief Executive Officer
Effective February 25, 2008, Mr. Michael P. Marrow was appointed our Chief Executive Officer and joined our Board of Directors. Mr. Marrow replaced Mr. Robert J. Keller who announced his intention to retire earlier this year and served as our Chief Executive Officer and a director from March 2004 through February 18, 2008.
Compensation
We entered into an Executive Employment Agreement with Mr. Marrow which provides that he will be paid an annual base salary of $350,000 and will be eligible to participate in and earn an annual bonus pursuant to the our Amended and Restated 2005 Management Incentive Plan or under a successor annual incentive plan (“MIP”). No annual cash bonus is guaranteed, but Mr. Marrow is eligible for a target bonus equal to 50% of his base salary and a maximum bonus equal to 100% of his base salary. In addition, we agreed to pay Mr. Marrow a sign-on bonus of $100,000 and granted him an option to purchase 900,000 Common Shares. The option vests in five equal installments beginning on February 25, 2009 and has an exercise price of $1.21 per share. We also agreed to reimburse Mr. Marrow up to $3,000 per month of actual expenses incurred by him in connection with his maintenance of a residence near our headquarters facilities.
On March 20, 2008, the Compensation Committee approved an annual management incentive program pursuant to our MIP (the “2008 MIP”) for Mr. Marrow and all other executive officers of the Company. Under the terms of our 2008 MIP, Mr. Marrow is eligible to receive a cash bonus for fiscal year 2008 based on our achieving certain financial performance goals established by the Compensation Committee. Mr. Marrow’s 2008 MIP will be based 50% on our achieving the threshold or maximum revenue amounts established by our Compensation Committee and 50% on our achieving the threshold or maximum adjusted EBITDA amounts established by our Compensation Committee.
The threshold and maximum financial performance goals established by our Compensation Committee for the 2008 MIP are based on our 2008 financial plan approved by our Board of Directors. Revenue is defined as net revenue, as reported in our quarterly and annual audited financial statements. Adjusted EBITDA is defined as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense, calculated from the information contained in our quarterly and annual audited financial statements, and excludes the effects of charges which would be split out from normal operating expenses (e.g. restructuring, asset impairment and other charges or gains). The total incentive payout under the 2008 MIP to Mr. Marrow and all other participants for any overachievement of financial performance goals beyond the threshold amounts established by our Compensation Committee shall not exceed 50% of our incremental adjusted EBITDA over 2008 financial plan levels.
In determining Mr. Marrow’s compensation package, our objective was to change the mix of compensation provided to our Chief Executive Officer and place more weight on the long-term equity component. As a result, Mr. Marrow’s annual base salary and annual incentive opportunity are less than those provided to Mr. Keller, our former Chief Executive Officer; however, the number of stock options granted to him is more than double the amount provided to Mr. Keller when he became our Chief Executive Officer in March 2004.
Potential Payments Upon Termination or Change of Control
Mr. Marrow’s Executive Employment Agreement requires us to provide compensation to him in the event of a termination of employment. Mr. Marrow also has an Employment Security Agreement which provides for certain payments in the event of a change of control of our company. In addition, to the extent not contemplated by his Executive Employment Agreement or the Employment Security Agreement, Mr. Marrow’s stock option agreement provides for the acceleration of vesting in the event of a change of control and upon termination under certain circumstances. Our Compensation Committee retains discretion to determine the amount, if any, of any additional payments and benefits which may be paid to Mr. Marrow upon termination of his employment. In making such a determination, our Compensation Committee may consider a number of factors including the reasons for the termination, his tenure and performance, his personal circumstances and the amount of payments and benefits, if any, generally offered to executive officers at other companies in similar positions.
Mr. Marrow has signed an Agreement Protecting Company Interests which provides that during the term of his employment with us and for a period of two years after his termination, he will not solicit our clients or employees and will refrain from working for or consulting with any of our competitors. In the event Mr. Marrow violates his Agreement Protecting Company Interests, we may be entitled to recover some or all of the payments and benefits that were paid by us upon termination of employment.

The nature and amount of payments and benefits to Mr. Marrow is entitled to in the event of a termination of employment as a result of retirement, death or disability, involuntary termination (not for cause), voluntary termination, termination for cause, and termination in connection with a change of control, as well as in the event of a change of control without termination of employment are identical to the payments and benefits for the Named Executive Officers (other than Mr. Keller, our former Chief Executive Officer) described under “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement, with the exception of the following:
•
In the event of involuntary termination not for “cause” Mr. Marrow will be entitled to severance payments in an amount equal to his base salary for a period of 12 months payable in equal installments over a period of 24 months.

•	We will reimburse Mr. Marrow for payments by him to exercise his or her rights under COBRA for a period of 12 months.

•
In the event Mr. Marrow voluntarily terminates his employment with us for any reason prior to a change of control, or in the event Mr. Marrow is terminated for “cause” (as defined in his Executive Employment Agreement), he is not entitled to receive any payments or benefits other than accrued obligations earned by Mr. Marrow prior to the date of his termination. Such accrued obligations generally consist of his then-current base salary through the termination date to the extent not theretofore paid, and any accrued but unused vacation days as of his termination date.

•
As used in Mr. Marrow’s Executive Employment Agreement, “cause” shall mean (i) the commission by him of an act of malfeasance, dishonesty, fraud, or breach of trust against the company or any of its employees, clients, or suppliers, (ii) the breach by him of any fiduciary or common law duty to the company, or any obligations under his Executive Employment Agreement, or any other agreement between him and the company, (iii) his willful failure to comply with the company’s material written policies, (iv) his failure, neglect, or refusal to perform his duties under his Executive Employment Agreement, or to follow the lawful written directions of the company (including, without limitation, from the our Board of Directors), which failure is not cured (if curable) within ten (10) days after written notice has been given by the company to him, (v) his conviction of, or plea of guilty or no contest to, any felony, or (vi) any act or omission by him that is, or is reasonably likely to be, materially injurious to our financial condition, business reputation or business relationships, or that otherwise is materially injurious to the our employees, clients, customers or suppliers.

2007 Summary Compensation Table
The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the Named Executive Officers during fiscal years 2006 and 2007. The amounts shown in the table reflect the expense to us for stock awards or stock options expenses, as the case may be, recognized in fiscal years 2006 and 2007. These amounts were determined in accordance with FAS 123(R), and may include amounts from awards granted prior to years 2006 and 2007. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 14, 2008.
No cash bonuses were awarded to the Named Executive Officers in 2008 relative to fiscal year 2007 performance. See “Compensation Discussion and Analysis — Annual Cash Incentive — 2007 MIP” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. In lieu of an annual cash bonus for fiscal year 2006 performance, on February 7, 2006, the Board of Directors granted 65,000 restricted Common Shares to Mr. Keller, and 29,000 restricted Common Shares to each of the Named Executive officers. Such restricted Common Shares vested on February 7, 2008.

						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Robert J. Keller (1)	2007	440,000	—	253,107	311,887	—	—	5,477	1,010,471
Former President, Chief	2006	428,462	107,732	55,904	311,887	—	—	16,634	920,619
Executive Officer and Director

George H. Hepburn III	2007	315,000	—	27,764	27,892	—	—	5,709	376,365
SVP, Chief Financial Officer	2006	306,924	35,000	24,942	27,892	—	—	9,347	404,105

David J. LaBonte (2)	2007	262,788	—	27,764	29,322	—	—	4,126	324,000
General Manager, UPS	2006	280,760	35,000	24,942	48,348	—	—	11,378	400,428

James M. McClenahan (1)	2007	315,000	—	27,764	71,240	—	—	4,845	418,849
Former SVP, Sales and	2006	310,673	35,000	24,942	71,240	—	—	7,082	448,937
Marketing

Mark E. McDermott	2007	291,346	—	27,764	74,163	—	—	12,861	406,134
SVP, Operations and CIO	2006	264,231	50,000	24,942	77,646	—	—	10,063	426,882

Pamela R. Schneider	2007	270,000	—	27,764	27,390	—	—	10,458	335,612
SVP, General Counsel and Secretary	2006	267,115	35,000	24,942	27,390	—	—	10,050	364,497
Notes to 2007 Summary Compensation Table

(1)	Mr. Keller retired as President and Chief Executive Officer effective as of February 18, 2008. Mr. McClenahan resigned as Senior Vice President, Sales and Marketing on March 28, 2008.

(2)	Mr. LaBonte’s responsibilities and role changed in 2007. Previously, he was Senior Vice President, Operations and currently he is General Manager, UPS.

2007 Grants of Plan-Based Awards
The following table sets forth the number of restricted Common Shares and stock options, if any, granted to the Named Executive Officers during fiscal year 2007 and details concerning each Named Executive Officer’s annual bonus opportunity under the 2007 MIP. Except for a grant of restricted Common Shares to Mr. Keller, no new options for Common Shares or restricted Common Shares were granted to the Named Executive Officers in fiscal year 2007. For further information see “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2007 Equity Grants to Named Executive Officers” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Number of	Base Price	Stock and
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			Shares of	Securities	of Option	Option
Name and	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Underlying	Awards	Awards
Principal Position	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options	($/Sh)	($)(2)
Robert J. Keller		220,000	330,000	660,000
Former President, Chief Executive	2/26/2007				—	100,000	—	—	—	N/A	454,500
Officer and Director

George H. Hepburn III		31,500	126,000	252,000	—	—	—	—	—	N/A	N/A
SVP, Chief Financial Officer

David J. LaBonte		25,000	100,000	200,000	—	—	—	—	—	N/A	N/A
General Manager, UPS

James M. McClenahan		31,500	126,000	252,000	—	—	—	—	—	N/A	N/A
Former SVP, Sales and Marketing

Mark E. McDermott		30,000	120,000	240,000	—	—	—	—	—	N/A	N/A
SVP, Operations and CIO

Pamela R. Schneider		27,000	108,000	216,000	—	—	—	—	—	N/A	N/A
SVP, General Counsel and Secretary
Notes to 2007 Grants of Plan-Based Awards Table

(1)
The amounts shown in the table represent the annual cash incentive compensation amounts that potentially could have been earned during 2007 based on the achievement of performance goals under our 2007 MIP. For further information about our 2007 MIP, see “Compensation Discussion and Analysis — Annual Cash Incentive — 2007 MIP” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

(2)
The amount shown in the table reflects the fair value of the entire grant on the grant date, and was determined in accordance with FAS 123(R). Only a portion of this amount was expensed by us in 2007. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 14, 2008.

Outstanding Equity Awards on December 30, 2007
The following table sets forth information regarding the outstanding equity awards held by the Named Executive Officers as of December 30, 2007. The vesting dates for any equity awards not vested on December 30, 2007 are set forth in the applicable footnotes. Some of the equity awards set forth in this table have vested since the December 30, 2007 effective date of this table as noted in the footnotes.

	Option Awards						Stock Awards
				Equity Incentive					Equity Incentive	Equity Incentive
				Plan Awards;					Plan Awards:	Plan Awards:
	Number of	Number of		Number of					Number of	Market or Payout
	Securities	Securities		Securities			Number of	Market Value	Unearned	Value of
	Underlying	Underlying		Underlying			Shares or	of Shares or	Shares, Units	Unearned Shares,
	Unexercised	Unexercised		Unexercised	Option		Units of Stock	Units of Stock	or Other	Units or Other
	Options	Options		Unearned	Exercise	Option	That Have Not	That Have Not	Rights That Have	Rights That Have
Name and	(#)	(#)		Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Principal Position	Exercisable	Unexercisable		(#)	($)	Date	(#)(1)	($)(2)	(#)	($)
Robert J. Keller	300,000	100,000	(3)	—	2.90	3/15/2014			—	—
Former President, Chief	300,000	450,000			1.62	2/8/2015
Executive Officer and Director							65,000	76,700
							100,000	118,000

George H. Hepburn III	120,000	180,000	(4)	—	0.85	9/19/2015			—	—
SVP, Chief Financial Officer							29,000	34,220

David J. LaBonte	25,400	—	(5)	—	6.50	4/30/2008			—	—
General Manager, UPS	20,000	—			3.44	9/2/2008
	68,850	—			2.98	8/3/2009
	30,000	—			2.34	8/31/2009
	15,000	—			11.63	1/10/2010
	16,000	—			2.89	12/2/2011
	8,125	—			2.90	1/24/2012
	13,500	—			3.57	8/1/2012
	24,825	—			2.81	2/10/2013
	40,000	—			2.31	3/9/2013
	—	180,000			0.86	7/1/2015
							29,000	34,220

James M. McClenahan	56,250	18,750	(6)	—	1.77	6/10/2014			—	—
Former SVP, Sales and Marketing	120,000	180,000			1.62	2/8/2015
							29,000	34,220

Mark E. McDermott	5,000	—	(7)	—	6.50	12/31/2007			—	—
SVP, Operations and CIO	2,500	—			6.50	12/31/2007
	19,500	—			6.50	4/30/2008
	20,000	—			3.44	9/2/2008
	22,504	—			2.98	8/3/2009
	25,000	—			5.88	12/1/2009
	6,500	—			2.90	1/24/2012
	7,500	—			3.57	8/1/2012
	14,040	—			2.81	2/10/2013
	18,750	6,250			2.86	3/7/2014
	18,750	6,250			2.96	4/14/2014
	120,000	180,000			1.62	2/8/2015
							29,000	34,220

Pamela R. Schneider	120,000	180,000	(8)	—	0.88	6/13/2015			—	—
SVP, General Counsel and							29,000	34,220
Secretary
Notes to Outstanding Equity Awards on December 30, 2007 Table
(1)
For each Named Executive Officer other than Mr. Keller, all restricted Common Shares vested on February 7, 2008. Mr. Keller’s 65,000 restricted Common Shares vested on February 7, 2008, an additional 50,000 restricted Common Shares vested on February 26, 2008, and the remaining 50,000 restricted Common Shares were forfeited upon Mr. Keller’s termination of employment on April 19, 2008.

(2)
The market value of the restricted Common Shares shown is based on the closing price for our Common Shares on The NASDAQ Stock Market, Inc. as of December 28, 2007 — the last trading day of our 2007 fiscal year ($1.18 per Common Share).

(3)
Mr. Keller’s outstanding options include the grants, grant dates and vesting dates set forth below. As Mr. Keller’s employment terminated on April 19, 2008, all unvested options expired by their terms. Mr. Keller has until October 19, 2008 to exercise the vested portion of his March 15, 2004 option and until July 18, 2008 to exercise the vested portion of his February 8, 2005 option.

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
March 15, 2004	400,000	March 15, 2005	100,000	(Vested)
		March 15, 2006	100,000	(Vested)
		March 15, 2007	100,000	(Vested)
		March 15, 2008	100,000	(Vested)
February 8, 2005	750,000	February 8, 2006	150,000	(Vested)
		February 8, 2007	150,000	(Vested)
		February 8, 2008	150,000	(Vested)
		February 8, 2009	150,000	(Expired)
		February 8, 2010	150,000	(Expired)
(4)	Mr. Hepburn’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
September 19, 2005	300,000	September 19, 2006	60,000	(Vested)
		September 19, 2007	60,000	(Vested)
		September 19, 2008	60,000
		September 19, 2009	60,000
		September 19, 2010	60,000
(5)	Mr. LaBonte’s outstanding options include the following grants, grant dates and vesting dates. All of Mr. LaBonte’s remaining options are fully vested.

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
July 1, 2005	180,000	July 1, 2008	60,000
		July 1, 2009	60,000
		July 1, 2010	60,000

(6)
Mr. McClenahan’s outstanding options include the following grants, grant dates and vesting dates. As Mr. McClenahan’s employment was terminated on March 28, 2008, all unvested options expired by their terms. Mr. McClenahan has until June 26, 2008 to exercise the vested portions of his June 11, 2004 and February 8, 2005 options.

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
June 11, 2004	75,000	June 11, 2005	18,750	(Vested)
		June 11, 2006	18,750	(Vested)
		June 11, 2007	18,750	(Vested)
		June 11, 2008	18,750	(Expired)
February 8, 2005	300,000	February 8, 2006	60,000	(Vested)
		February 8, 2007	60,000	(Vested)
		February 8, 2008	60,000	(Vested)
		February 8, 2009	60,000	(Expired)
		February 8, 2010	60,000	(Expired)
(7)	Mr. McDermott’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
March 8, 2004	25,000	March 8, 2005	6,250	(Vested)
		March 8, 2006	6,250	(Vested)
		March 8, 2007	6,250	(Vested)
		March 8, 2008	6,250	(Vested)
April 15, 2004	25,000	April 15, 2005	6,250	(Vested)
		April 15, 2006	6,250	(Vested)
		April 15, 2007	6,250	(Vested)
		April 15, 2008	6,250	(Vested)
February 8, 2005	300,000	February 8, 2006	60,000	(Vested)
		February 8, 2007	60,000	(Vested)
		February 8, 2008	60,000	(Vested)
		February 8, 2009	60,000
		February 8, 2010	60,000
(8)	Ms. Schneider’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
June 13, 2005	300,000	June 13, 2006	60,000	(Vested)
		June 13, 2007	60,000	(Vested)
		June 13, 2008	60,000
		June 13, 2009	60,000
		June 13, 2010	60,000

2007 Options Exercised and Stock Vested
The following table sets forth information regarding the stock options exercised and restricted Common Shares vested for each of the Named Executive Officers during fiscal year 2007. Mr. LaBonte is the only Named Executive Officer who exercised any options for Common Shares during 2007.

	Option Awards		Stock Awards
Number of shares
	acquired upon	Value realized on	Number of shares	Value realized on
Name and	exercise	exercise	acquired on vesting	vesting
Principal Position	(#)	($)	(#)	($)
Robert J. Keller	—	—	—	—
Former President, Chief Executive Officer and Director

George H. Hepburn III	—	—	—	—
SVP, Chief Financial Officer

David J. LaBonte	120,000	212,628	—	—
General Manager, UPS

James M. McClenahan	—	—	—	—
Former SVP, Sales and Marketing

Mark E. McDermott	—	—	—	—
SVP, Operations and CIO

Pamela R. Schneider	—	—	—	—
SVP, General Counsel and Secretary
Additional Compensation Tables
All other tables have been omitted because they are not applicable to us in fiscal year 2007.
Compensation Discussion and Analysis
Overview of Compensation Process
The Compensation Committee of our Board of Directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The committee establishes total compensation for our President and Chief Executive Officer and, with input from our Chief Executive Officer, establishes compensation for our other Named Executive Officers. Our Compensation Committee does not delegate any of its authority in this regard. Mr. Keller was our principal executive officer during fiscal year 2007. Mr. Keller retired as our Chief Executive Officer on February 18, 2008. Mr. Keller, our principal financial officer, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as executive officers at the end of fiscal year 2007, and one additional individual, Mr. David J. LaBonte, who would have been one of the three most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of fiscal year 2007 are our Named Executive Officers for 2007.
Our Compensation Committee is composed of three independent directors. From time to time, we retain independent compensation consultants to provide objective and expert advice on various compensation plan design issues, although in fiscal year 2007 we did not retain any such firm. In February 2004, we engaged the services of RMS McGladrey to provide a competitive analysis to assist us in creating an appropriate compensation package for Mr. Keller. In December 2004, we engaged the services of Hewitt Associates to conduct an executive pay study and assist us in developing our annual cash incentive and long term equity incentive programs for our executive officers (including the Named Executive Officers) as well as certain other employees. From time to time, we also use additional compensation data which we obtain from established executive compensation survey sources.

In addition to Mr. Keller, the following executive officers participated in the preparation, development and review of various executive compensation presentations made to our Compensation Committee and our Board of Directors during fiscal year 2007: Mr. George H. Hepburn III, our Senior Vice President and Chief Financial Officer; and Ms. Pamela R. Schneider, our Senior Vice President, General Counsel and Secretary.
Compensation Objectives
We design our executive compensation policies with the objective of attracting, motivating and retaining the highest quality executives. Our goal is to compete in the market for high caliber individuals who possess the talent and capabilities we believe necessary to our success. We believe the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and which aligns executives’ interests with those of our shareholders by rewarding performance which ultimately improves shareholder value.
Compensation Philosophy
We desire to attract and retain superior executive talent by offering a total compensation package that is competitive with the compensation practices of those companies with which we compete for executive talent. Such companies include both publicly-traded and private (i) companies in our industry, (ii) companies having annual revenue comparable to ours (i.e., under $500 million), and (iii) Chicago-area based Fortune 500 companies. We believe that total compensation packages for our executive officers should reward individual performance, put a significant portion of the executive’s compensation at risk of achieving pre-established objectives, and align the interests of our executive officers with those of our shareholders. To that end, our compensation packages contain both cash and stock-based compensation as well as short-term and long-term incentives.
The market for suitable executive leadership is very competitive and we contend with many larger companies for top executive-level talent. As a result, our practice is to target total compensation levels for our executive officers at above-median levels. Accordingly, our Compensation Committee determined that the total compensation packages for our executive officers should be between the 50th percentile and the 75th percentile of the packages of executive officers at companies with which we compete for executive talent. Variations to this objective may occur as dictated by the performance and/or experience level of an individual and other market factors.
Elements of Compensation
To achieve our objectives, our executive compensation program includes the following components:
•	Base Salary: An annual base salary, subject to discretionary annual merit increases based on the executive’s overall performance during the previous year;

•	Annual Cash Incentive: A potential annual cash bonus under our management incentive plan based on our attaining certain specified financial performance measures;

•	Long-Term Equity Incentives: Long-term incentives consisting of stock options and performance-based restricted share grants under our incentive stock plan; and

•
Other Employee Benefits: Other employee benefits including the right to participate in company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan and supplemental 401(k) “restoration plan” for highly compensated employees, and company-subsidized supplemental life insurance.

The Summary Compensation Table sets forth the amounts for these components that we paid each of the Named Executive Officers in fiscal year 2007. See “2007 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. For fiscal year 2007, we did not make any material changes to the weighting or amount of any components of the compensation paid to our Named Executive Officers.
In addition, to provide for executive stability, we offer our Named Executive Officers payments and benefits (i) in the event an executive officer is involuntarily terminated other than for cause or resigns for good reason and (ii) in the event we experience a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

We compensate our Named Executive Officers (and other executive officers) primarily by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options and restricted common shares). We have historically determined the mix of short-term and long-term compensation and the mix of base and incentive compensation by using market compensation information provided by an outside consultant or by reference to established executive compensation surveys. We believe it is important that a portion of our executive officers’ incentive compensation is dependant upon our stock price, and a substantial portion of their overall compensation opportunity consists of equity compensation. However, since the price of our Common Shares is subject to some factors outside our control and the control of our executive officers, we also believe it is important that a portion of an executive officer’s incentive compensation be tied to the performance of goals relating to the operations of our company. Accordingly, we tie our executive officers’ annual cash incentive compensation to the achievement of financial performance goals that we believe help to drive our business and create value for our shareholders. On a total dollar value basis, other benefits compensation is smaller when compared to cash and equity compensation portions of our total executive compensation package.
Conversely, there are certain types of compensation that we have elected to omit from our executive compensation packages, as we believe they are of limited value in attracting, retaining and motivating the type of executive officers we seek. Examples of the types of executive compensation that we deemed to be unnecessary include: (i) a defined benefit (pension) plan; (ii) a stipend or expenses for a company car; and (iii) country club memberships. We believe that we are not negatively affected by our failure to offer these types of benefits and perquisites to our executive officers.
Base Salary
Annual base salary is a major component of overall cash compensation each year. Generally, we determine base salaries for each Named Executive Officer by evaluating his or her experience, performance, and any changes in the executive’s duties during the year. We also consider the competitive market for executive talent, and compare salaries we pay our executive officers to those paid to executive officers in comparable positions at companies with which we compete for such talent. See “Compensation Philosophy.”
Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit increases in annual base salary (if any) are discretionary, and are awarded depending upon the executive officer’s overall performance during the prior year. For cost containment purposes, all of our Named Executive Officers declined their merit increases in 2007. Mr. McDermott’s annual base salary was increased from $270,000 in fiscal year 2006 to $300,000 for fiscal year 2007 due to an increase in his responsibilities resulting from his promotion to Senior Vice President, Operations and Chief Information Officer. Prior to fiscal year 2007 Mr. McDermott was our Senior Vice President and Chief Information Officer. Mr. LaBonte’s annual base salary was decreased from $285,000 in fiscal year 2006 to $250,000 in fiscal year 2007 due to a reduction in his responsibilities. During fiscal year 2006, Mr. LaBonte was our Senior Vice President, Operations.
Annual Cash Incentive
No annual cash bonus is guaranteed, but our Named Executive Officers are eligible for annual bonuses under our MIP, which was approved by our shareholders on June 3, 2005. The MIP gives the Compensation Committee the latitude to design cash and stock-based short-term and long-term incentive compensation programs to promote exceptional performance and achievement of corporate goals by key employees. Under the MIP, cash incentive opportunities are designed annually around a strategic mix of corporate and individual performance objectives. All performance targets for the Named Executive Officers are directly linked to the achievement of our annual financial plan. Any annual bonus earned by Mr. Keller, our former Chief Executive Officer, may be paid one-half in cash and one-half in restricted stock or deferrable restricted stock units which would vest 50% on grant and 50% on the first anniversary of grant. Any annual bonuses earned by the other Named Executive Officers are payable in cash.
2007 MIP
No annual cash bonuses were paid to any of the Named Executive Officer for fiscal year 2007 as we failed to meet the threshold financial measures established by our Compensation Committee for fiscal year 2007.
For fiscal year 2007, the Named Executive Officers were eligible to receive incentives under the MIP based on our achieving certain threshold, target and maximum adjusted EBITDA, revenue and earnings per share during fiscal year 2007. In addition, no payments under the MIP would have been made to any participant unless the adjusted EBITDA threshold was met, and no payment would have made on any individual financial measures unless the threshold for that financial measure was met.

We selected adjusted EBITDA, revenue and earnings per share as financial measures for the 2007 MIP to reward our executive officers for achieving three important business objectives — top line revenue growth, earnings growth and share price appreciation — each of which we believe are important drivers of our long-term financial success. The 2007 annual incentive bonus opportunity was based 40% on our achieving threshold, target or maximum adjusted EBITDA for fiscal year 2007, 40% on our achieving threshold, target or maximum revenue for fiscal year 2007 and 20% on our achieving threshold, target or maximum earnings per share for fiscal year 2007. In each case, the thresholds, targets and maximums for each of the financial measures were based on our 2007 Plan. We explain how we calculate adjusted EBITDA in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 filed with the SEC on March 14, 2007, under the heading “Non-GAAP Financial Measures.”
The range of potential annual incentive payments for the Named Executive Officers during fiscal year 2007 was determined by our Compensation Committee. For fiscal year 2007, the annual bonus opportunity for Mr. Keller, our former Chief Executive Officer, at threshold, target and maximum levels was 50%, 75% and 150% of his base salary, based solely on our performance against annual financial measures established by the Compensation Committee. The fiscal year 2007 annual bonus opportunity for the other Named Executive Officers at threshold, target and maximum levels was 10%, 40% and 80% of each individual’s base salary and was also conditioned on our performance against the same annual financial measures that applied to Mr. Keller. The structure of the fiscal year 2007 annual bonus ensured that a significant portion of each Named Executive Officer’s total cash compensation was dependant on our results for the year.
Long-Term Equity Incentives
We believe that equity compensation is an important component of our Named Executive Officers’ overall compensation package. We believe that shareholder value is best enhanced if our executive officers are encouraged to strategically manage our company for long-term success. We grant long-term incentive compensation in the form of stock options and restricted Common Shares under our Amended and Restated 2005 Incentive Stock Plan (“Incentive Stock Plan”). We do not consider outstanding options or restricted Common Shares held by a Named Executive Officer when making an award.
While we believe that both forms of equity grants can be used to appropriately link the creation of shareholder value to long-term executive officer incentive compensation, we have until quite recently used only stock options for this purpose. Generally, we believe that stock options provide a more leveraged upside incentive for our executive officers especially when the price of our Common Shares is low and we are not profitable. Additionally, full-value restricted Common Shares would have little retention value given the generally low price of our Common Shares. We also prefer awarding executive officers stock options as incentives rather than restricted Common Shares, because the only time the Named Executive Officer receives value from an option is when the price of our Common Shares increases after the grant date. Restricted shares provide Named Executive Officers compensation if our Common Shares maintain their value, and provide increased compensation if the value of our Common Shares increases.
We structure our equity awards to promote the retention of our Named Executive Officers over longer periods of time. Equity awards to Named Executive Officers typically vest over time. Stock option grants to the Named Executive Officers vest in equal increments over four or five years after their grant date and have ten year terms. The exercise price for stock options is the fair market value of our Common Shares on the grant date. Until April 4, 2007, the fair market value of such Common Shares as determined under the Incentive Stock Plan was the average of the high and low selling prices of such Common Shares on The NASDAQ Stock Market, Inc. on the relevant valuation date, or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded. Effective April 4, 2007, the Incentive Stock Plan was amended to provide that the fair market value would be the closing price of the Common Shares on The NASDAQ Stock Market, Inc. on the valuation date. Grants of restricted Common Shares typically vest two years from the date of grant, and vesting is sometimes conditioned on the achievement of specified financial performance objectives established by the Compensation Committee.
2007 Equity Grants to Named Executive Officers
During fiscal year 2007, no equity awards were made to any Named Executive Officer other than Mr. Keller, our former Chief Executive Officer.
On February 26, 2007, Mr. Keller received an equity award in the form of a grant of 100,000 restricted Common Shares. This grant was intended ensure the retention of Mr. Keller and to further incent him to focus on increasing shareholder value over the long-term. These restricted Common Shares were to become unrestricted and fully vested in two equal installments. On February 26, 2008, 50,000 of these Restricted Common Shares vested. The remaining 50,000 shares were forfeited upon Mr. Keller’s termination of employment effective on April 19, 2008. See “Retirement Arrangements with Mr. Keller” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

Stock Option Grant Guidelines and Procedures
In May 2007, the Compensation Committee updated its guidelines for the granting of stock options for fiscal years 2007 and beyond. Options granted pursuant to these guidelines vest annually over a five-year period, as determined by the Compensation Committee, with partial acceleration of vesting upon a change of control if the employee is then employed by us and full vesting upon a termination of employment on or after a change of control in certain circumstances.
In October 2006, the Compensation Committee adopted standard policies and procedures regarding the granting of stock options to employees, including executive officers. Stock option grants are generally not “timed” to benefit the recipients, and are typically only approved during regularly scheduled quarterly meetings of the Compensation Committee, except in limited circumstances. For grants approved during the regularly scheduled Compensation Committee meetings, the issue date of such grants is set to be the third trading day after the next subsequent quarterly earnings announcement by us. We have not engaged in “back-dating” of options and do not grant options with an exercise price below the fair market value of our Common Shares as defined under our Incentive Stock Plan.
Employment Agreements
We entered into employment agreements with Mr. Marrow, our current Chief Executive Officer, Mr. Keller, our former Chief Executive Officer and with Messrs. Hepburn, LaBonte, McClenahan, McDermott, Mr. Arthur DiBari, Mr. Mark K. Anderson and Ms. Schneider. Other than the aforementioned parties, we have not entered into any agreements or understandings with another executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments other than as described in “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. We do not have a written policy regarding employment agreements.
Other Employee Benefits
We structure our compensation to provide competitive benefit packages to our Named Executive Officers. These include company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan, and company-subsidized supplemental life insurance. In addition, we offer a supplemental 401(k) “restoration plan” to our “highly compensated employees” (as such term is defined by the applicable regulations under the Internal Revenue Code), whose contributions to our 401(k) plan are limited by the Internal Revenue Code, to make up for the limitations so imposed. This “restoration plan” is available to all highly compensated employees, including all of our Named Executive Officers. We also make matching contributions on behalf of these highly compensated employees to the “restoration plan” (including any Named Executive Officer who elects to participate). We believe the maintenance of our 401(k) “restoration plan” (and our matching contributions to it) are necessary to maintain a competitive benefits package for our executive officers, and so that they have the opportunity to defer the same percentage of their income, and receive similar matching contributions, as our other employees.
Severance and Change in Control Agreements
We provide severance agreements to our Named Executive Officers as a retention incentive and to ensure that in a potential change of control situation that could benefit our shareholders, members of our management team retain their objectivity regarding the outcome of any transaction. Each of our Named Executive Officers has a severance agreement that provides that if the executive’s employment is terminated without cause, or, in the case of Messrs. Hepburn, McClenahan, McDermott and LaBonte and Ms. Schneider, he or she voluntarily resigns for good reason, the executive will receive specified payments and benefits. Our stock option and restricted stock award agreements also provide for the acceleration of vesting in the event of termination and/or a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
Perquisites and Other Personal Benefits
Generally, we do not provide any perquisites or other personal benefits to our executive officers (including the Named Executive Officers). Mr. Marrow’s employment agreement provides that we will reimburse him up to $3,000 per month for reasonable, actual expenses incurred by him for the purpose of his maintaining a residence near our corporate headquarters.

Tax Considerations
Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which generally provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, including the Named Executive Officers. Qualifying performance-based compensation is specifically exempt from the deduction limit. We believe that the compensation paid under the MIP is generally fully deductible for federal income tax purposes as it is based on objective performance standards that are established by the Compensation Committee in accordance with Section 162(m). However, in certain situations, the Compensation Committee may approve compensation that does not meet the exemption requirements of Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.
Accounting for Stock-Based Compensation
Beginning on January 2, 2006, we began accounting for stock-based payments including stock options and restricted Common Shares in accordance with the requirements of FAS Statement No. 123(R) “Share-Based Payment”. See “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on March 14, 2008.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
COMPENSATION COMMITTEE
John J. Park, Chairman
Cindy K. Andreotti
John C. Kraft

Potential Payments Upon Termination or Change of Control
We have certain agreements that require us to provide compensation to our Named Executive Officers in the event of a termination of employment or a change of control of our company. The payment and benefits due upon a Named Executive Officer’s termination of employment (other than in connection with a change of control) are set forth in individual agreements between us and each of the Named Executive Officers. Each of our Named Executive Officers also has an Employment Security Agreement which provides for certain payments in the event of a change of control. In addition, to the extent not contemplated by the employment agreements or the Employment Security Agreements, our stock option agreements and restricted stock award agreements provide for the acceleration of vesting in the event of a change of control and upon termination under certain circumstances. The Compensation Committee retains discretion to determine the amount, if any, of any additional payments and benefits which may be paid to a Named Executive Officer upon termination of his or her employment. In making such a determination, the Compensation Committee may consider a number of factors including the reasons for the termination, the Named Executive Officer’s tenure and performance, the Named Executive Officer’s personal circumstances and the amount of payments and benefits, if any, generally offered to executive officers at other companies in similar positions.
Each of the Named Executive Officers has signed an Agreement Protecting Company Interests which provides that during the term of his or her employment with us and for a specified period after his or her termination, he or she will not solicit our clients or employees and will refrain from working for or consulting with any of our competitors. The term of the non-solicitation and non-compete agreements is two years for Messrs. Keller and LaBonte, eighteen months for Mr. McClenahan and twelve months for Mr. Hepburn and Ms. Schneider. In the event any of the Named Executive Officers violates his or her Agreement Protecting Company Interests, we may be entitled to recover some or all of the payments and benefits that were paid by us upon termination of employment.
The following narrative describes the nature and amount of payments and benefits to each of our Named Executive Officers in the event of a termination of employment as a result of retirement, death or disability, involuntary termination (not for cause), voluntary termination, termination for cause, and termination in connection with a change of control, as well as in the event of a change of control without termination of employment.
Payments Made Upon Retirement
Each of the Named Executive Officers is eligible to elect normal retirement when he or she has completed at least ten years of continuous employment and the sum of his or her age and continuous service with us is equal to or greater than seventy. Upon normal retirement, some or all of the outstanding stock options that are not vested at the time of his or her retirement will accelerate and become exercisable. Generally, the vesting will be accelerated such that the options which would otherwise vest on the next anniversary of the grant date vest on the date of retirement; provided that the shares issuable upon exercise of such accelerated options are subject to certain restrictions on transfer for a period of two years after termination.
Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer:
•	The Name Executive Officer, or his or her beneficiary or estate, will be entitled to receive payment of any and all base salary earned through the date of his or her termination;
•
Some or all of the outstanding stock options that are not vested at the time of his or her death or disability will accelerate and become immediately exercisable as described above under “Payments Made Upon Retirement;”

•	All then unvested restricted Common Shares will immediately vest; and
•	The Named Executive Officer, or his or her beneficiary or estate, will be entitled to receive a pro rata payment of any MIP incentive award at a target level for the then current performance period.

Payments Made Upon Involuntary Termination (Not for Cause)
In the event of involuntary termination of a Named Executive Officer not for “cause”:
•
The Named Executive Officer will be entitled to severance payments in an amount equal to his or her base salary for a period of 24 months, in the case of Mr. Keller, and for a period of 12 months, in the case of the other Named Executive Officers;

•
We will reimburse Messrs. Keller, Hepburn and McClenahan and Ms. Schneider for payments by him or her to exercise his or her rights under COBRA for a period of time, which in the case of Mr. Keller is 24 months and which is 12 months for Messrs. Hepburn and McClenahan and Ms. Schneider;

•
Mr. Keller is entitled to continuation of long term disability and life insurance benefits for a period of 24 months or, in the event such continuation coverage is not available and Mr. Keller elects to convert his benefits to an individual insurance contract, we will reimburse him for the premiums incurred for a period of 24 months; and

•	Mr. Keller is entitled to receive any unpaid MIP incentive award earned with respect to the then-current performance period.
Payments Made Upon Voluntary Termination and Termination for Cause
In the event Mr. Keller voluntarily terminates his employment with us for any reason prior to a change of control, or in the event Mr. Keller is terminated for “cause” (as defined in his employment agreement), he is not entitled to receive any payments or benefits other than accrued obligations earned by Mr. Keller prior to his date of termination. Such accrued obligations generally consist of unpaid base salary, pay for unused vacation time, expense reimbursements, and any vested benefits Mr. Keller may have in our company retirement plans.
For each of the other Named Executive Officers, if he or she voluntarily terminates his or her employment with us, or if he or she is terminated for “cause” (as defined in his or her employment agreement), the Named Executive Officer is not entitled to receive any payments or benefits other than accrued obligations earned prior to the dated of his or her termination, unless he or she resigns for “good reason” as that term is defined in his or her employment agreement.
In the event any of Messrs. Hepburn, LaBonte, McClenahan or Ms. Schneider voluntarily resigns for an “Agreed Reason,” each of them is entitled to receive the same payments and benefits described above under “Payments Made Upon Involuntary Termination (Not For Cause)”. “Agreed Reason” is defined in each of Messrs. Hepburn’s, LaBonte’s, McClenahan’s and Ms. Schneider’s employment agreements as a termination prior to a change of control, if after notice and a period to cure, (i) we materially reduce or diminish his or her duties, responsibilities or authority as an executive officer, (ii) he or she no longer reports to our Chief Executive Officer or (iii) his or her base salary is reduced and not in accordance with a compensation reduction applicable to all executive officers. For Mr. LaBonte, an “Agreed Reason” also includes his being asked to relocate more than 20 miles from his personal residence.
As used in the employment agreements of all of the Named Executive Officers, “cause” is defined as (i) gross misconduct or gross negligence in the performance of his or her duties as set forth in employment agreement, (ii) willful disobedience of the lawful directives of the Board of Directors or of our company’s policies, or (iii) commission of a crime involving fraud or moral turpitude that can reasonably be expected to adversely affect the business of our company.
Payments Made Upon Change of Control
In the event we experience a change of control:
•
Some or all of the Named Executive Officers’ outstanding stock options that are not vested at the time of the change of control will accelerate and become immediately exercisable. Generally, the vesting will be accelerated such that fifty percent (50%) of the previously unexercisable portion of such options shall become exercisable immediately following the change of control; and

•	All then unvested restricted Common Shares will immediately vest.

Payments Made Upon Termination in Connection with a Change of Control
Each of our Named Executive Officers has an Employment Security Agreement which establishes a “double trigger” severance plan that provides certain payments and benefits if the executive officer’s employment is terminated within one year after the change of control either by us, or by the executive for “good reason” as defined in the Employment Security Agreement (other than termination by us for cause or a termination by reason of death or disability). In the event a Named Executive Officer is terminated (other than termination by us for cause or a termination by reason of death or disability) within one year after the change of control or if he or she resigns for “good reason”:
•
The Named Executive Officer is entitled to a lump sum severance payment in an amount equal to his or her base salary for 36 months, in the case of Mr. Keller, and 18 months for each of the other Named Executive Officers;

•
The Named Executive Officer is entitled to receive, in the case of Mr. Keller, an amount equal to three times any annual MIP incentive award at target level for the then current performance period and, in the case of each of the other Named Executive Officers, an amount equal to one and one-half times any such annual MIP incentive award;

•	Any stock options which remain unvested at the time of his or her termination shall become immediately exercisable; and
•
We will reimburse each of the Named Executive Officers for payments by him or her to exercise his or her rights under COBRA for a period of time, which, in the case of Mr. Keller is 36 months and, in the case of each of the other Named Executive Officers, is 18 months.

Mr. Keller is also entitled to the above-mentioned benefits if he is terminated without “cause” within six months prior to, and in anticipation of, a change of control of our company.
Generally, a change of control under the Employment Security Agreements and the relevant stock option and restricted stock award agreements is deemed to occur if:
•	A tender offer is made and consummated for the ownership of more than 50% of our outstanding voting securities;
•
We merge or consolidate with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by our shareholders as they existed immediately prior to such merger of consolidation;

•	We sell all or substantially all of our assets to another company;
•	The persons who were our directors cease to constitute a majority of our Board of Directors under specific circumstances; or
•	A person (as defined under the federal securities laws) shall acquire more than 50% of our outstanding voting securities.
Notwithstanding the foregoing, a change of control will not be deemed to occur merely due to the death of Mr. Theodore G. Schwartz, our Chairman and a principal stockholder, or as a result of an acquisition of our outstanding voting securities by Mr. Schwartz and one or more of his affiliates in a going private transaction, except in certain limited circumstance where the ownership interests of Mr. Schwartz and his affiliates falls below certain levels specified in the agreements. See the “Common Shares Beneficially Owned by Principal Shareholders and Management” section of this Proxy Statement.
As defined in the Employment Security Agreements and the relevant stock option and restricted stock award agreements, “good reason” for any Named Executive Officer to voluntarily terminate his or her employment with us shall exist if, after notice and an opportunity to cure:
•	The Named Executive Officer’s principal place of work is moved more than fifty (50) miles;
•
The Named Executive Officer’s duties and responsibilities are materially reduced or diminished; provided that such reduction is not, in the case of the Named Executive Officers other than Mr. Keller, solely as a result of our acquisition and existence as a subsidiary of another entity;

•	The Named Executive Officer’s base salary is reduced;

•	The Named Executive Officer determines in good faith that, as a result of the change of control, he or she is unable to carry out his or her job responsibilities;
•	There is a material violation of his or her employment agreement; or
•	We consummate a liquidation, dissolution or merger or transfer all or substantially all of our assets and his or her employment agreement is not assumed by the surviving entity.

Estimated Payments on Termination or Change of Control
The following table sets forth the estimated payments to each of the Named Executive Officers under the circumstances outlined above. The amounts shown assume that such termination and/or change of control was effective as of December 30, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination and/or in the event of a change of control. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from us and/or at the time of a change of control. Mr. Keller retired as our Chief Executive Officer on February 18, 2008 and Mr. McClenahan resigned as our Senior Vice President, Sales and Marketing on March 28, 2008. See “Retirement Arrangements with Mr. Keller” and “Severance Arrangements with Mr. McClenahan” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
Pursuant to each Named Executive Officer’s Employment Security Agreement, the amounts payable upon termination following a change of control may be reduced under certain circumstances in the event any such payments are considered excess parachute payments under Section 280G of the Internal Revenue Code. In addition, the Named Executive Officers have provisions in their employment agreements that would delay the payments thereunder in order to avoid any negative impact to such executive officer under Section 409A of the Internal Revenue Code. The calculations presented do not give effect to any such provisions which would have the effect of reducing the amounts paid by us to the Named Executive Officers.

Event	Mr. Keller	Mr. Hepburn	Mr. LaBonte	Mr. McClenahan	Mr. McDermott	Ms. Schneider
			(in dollars)
Retirement
Acceleration of stock options(1)	$—	$19,800	$11,520	$—	$—	$18,000

Death or Disability
Prorated annual incentive(2)	330,000	126,000	100,000	126,000	120,000	108,000
Acceleration of stock options(1)	—	19,800	11,520	—	—	18,000
Acceleration of restricted Common Shares(1)	194,700	34,220	34,220	34,220	34,220	34,220

Total	524,700	180,020	145,740	160,220	154,220	160,220

Involuntary Termination (Not for Cause)
Cash severance payment(2)	880,000	315,000	250,000	315,000	300,000	270,000
Prorated annual incentive(2)	330,000	n/a	n/a	n/a	n/a	n/a
Continued health benefits	29,064	18,564	n/a	8,832	n/a	18,564
Continued long-term disability and life insurance benefits	8,219	n/a	n/a	n/a	n/a	n/a

Total	1,239,064	333,564	250,000	323,832	300,000	288,564

Voluntary Termination (For Good Reason)
Cash severance payment(2)	n/a	315,000	250,000	315,000	300,000	270,000
Continued health benefits	n/a	18,564	n/a	8,832	n/a	18,564

Total	n/a	333,564	250,000	323,832	300,000	288,564

Change of Control
Acceleration of stock options(1)	—	59,400	28,800	—	—	27,000
Acceleration of restricted Common Shares(1)	194,700	34,220	34,220	34,220	34,220	34,220

Total	194,700	93,620	63,020	34,220	34,220	61,220

Change of Control with Termination
Cash severance payment(2)	1,320,000	472,500	375,000	472,500	450,000	405,000
Prorated annual incentive(2)	990,000	189,000	150,000	189,000	180,000	162,000
Continued health benefits	43,596	27,846	n/a	13,248	n/a	27,846
Acceleration of stock options(1)	—	59,400	57,600	—	—	54,000
Acceleration of restricted Common Shares(1)	194,700	34,220	34,220	34,220	34,220	34,220

Total	2,548,296	782,966	616,820	708,968	664,220	683,066

Notes to Estimated Payments on Termination or Change of Control Table
(1)
The value of accelerated stock options and restricted Common Shares is based on the closing price for our Common Shares on The NASDAQ Stock Market, Inc. as of December 28, 2007 ($1.18 per Common Share).

(2)
Cash severance payments and annual incentive bonus calculations are based on the following assumptions: The Named Executive Officer’s base pay is equal to his base salary effective December 30, 2007. Target annual bonus payments are equal to 75% of such base salary for Mr. Keller and 40% of such base salary for the other Named Executive Officers. Generally, severance payments and health care reimbursements would be paid over a period of time on regular pay dates, except upon termination following a change in control where the Named Executive Officer is entitled to a lump sum payment. All other cash payments are paid in a lump sum.

Retirement Arrangements with Mr. Keller
In January 17, 2008, we announced that Mr. Keller, our former Chief Executive Officer, would retire in 2008. In connection with his retirement, we entered into an agreement with Mr. Keller pursuant to which he agreed to remain as Chief Executive Officer of the Company while the Board of Directors completed a search for his successor and to facilitate an orderly transition to the new Chief Executive Officer. In exchange for this commitment, we agreed to (i) treat Mr. Keller’s departure as a termination without cause under the terms of his Amended and Restated Executive Employment Agreement, dated August 6, 2007 (“Amended Employment Agreement”); and (ii) guarantee the vesting of certain stock options and restricted common shares that were scheduled to vest in February and March 2008 regardless of the actual date of Mr. Keller’s termination of employment.
Mr. Keller retired as our Chief Executive Officer and resigned from our Board of Directors on February 18, 2008. Mr. Keller’s employment with us terminated on April 19, 2008. Pursuant to the terms of Mr. Keller’s Amended Employment Agreement, Mr. Keller will receive salary continuation for a period of two years and a pro rata portion of any incentive actually earned in fiscal year 2008, as well as continuation of medical benefits and life and long-term disability insurance benefits for a period of two years at our expense. See “Potential Payments Upon Termination or Change of Control—Payments Made Upon Involuntary Termination” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
At the time of his termination, Mr. Keller had (i) vested options to purchase 400,000 Common Shares at an exercise price of $2.90 per share which may be exercised on or prior to October 19, 2008 and (ii) vested options to purchase 450,000 Common Shares at an exercise price of $1.62 per share which may be exercised on or prior to July 18, 2008. Mr. Keller’s remaining unvested stock options and unvested restricted Common Shares expired upon his termination of employment with us. Under certain limited circumstances, Mr. Keller may be entitled to certain additional payments and benefits in the event of a change of control of the Company. See “Potential Payments Upon Termination or Change of Control—Payments Made Upon Termination in Connection with a Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
Severance Arrangements with Mr. McClenahan
Mr. McClenahan, our former Senior Vice President, Sales and Marketing resigned on March 28, 2008. Pursuant to the terms of our employment agreement with Mr. McClenahan, he will receive salary continuation for a period of twelve months. Mr. McClenahan agreed to relinquish his right to receive reimbursement for COBRA medical benefits costs in excess of the amounts paid by employees of the company for a modest cash payment. See “Potential Payments Upon Termination or Change of Control.” At the time of his termination, Mr. McClenahan had vested options to purchase 56,250 Common Shares at an exercise price of $1.77 per share and vested options to purchase 120,000 Common Shares at an exercise price of $1.62 per share which may be exercised on or prior to June 26, 2008. His unvested options expired on the date of his resignation.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
During fiscal year 2007, the Company retained Ernst & Young LLP (“E&Y”) to audit the Company’s consolidated financial statements for 2007, among other things. Fees billed to us by E&Y, for fiscal year 2007, for audit and other professional services rendered were as follows:

	2007	2006
Audit Fees	$612,500	$786,411
Audit-Related Fees	68,000	68,000
Tax Fees	139,025	187,559
All Other Fees	—	—

Total	$819,525	$1,041,970

“Audit Fees” include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, fees associated with the services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, and fees associated with Section 404 attestation services.
“Audit Related Fees” include fees for information systems audits.
“Tax Fees” include tax compliance and assistance with tax audits.
2006 Change in Registered Public Accounting Firm
On May 15, 2006, we changed our registered public accounting firm. We dismissed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm and approved the engagement of E&Y as our new independent registered public accounting firm for the fiscal year ended December 31, 2006. The decision to end our relationship with D&T was made and approved by the Audit Committee of our Board of Directors.
The reports of D&T on our financial statements for the fiscal years ended January 1, 2006 and January 2, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended January 1, 2006 and January 2, 2005, and through May 15, 2006, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T would have caused D&T to make reference to the subject matter of the disagreement in its reports on our financial statements for such years. During the fiscal years ended January 1, 2006 and January 2, 2005, and through May 15, 2006, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
We provided D&T with a copy of this disclosure prior to filing it on a Form 8-K with the SEC and requested that D&T furnish us with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from D&T addressed to the SEC, dated May 30, 2006, was filed as Exhibit 16.1 to our Current Report on Form 8-K/A, filed with the SEC on May 30, 2006.
During the fiscal years ended January 1, 2006 and January 2, 2005 and through May 15, 2006, neither we nor anyone acting on our behalf consulted E&Y regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or (2) any matter that was (a) either the subject of a disagreement with D&T on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreement in their report, or (b) a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.
We provided E&Y with a copy of this disclosure prior to filing it on a Form 8-K with the SEC.
Mr. Workman, one of our nominees for director, is the Chief Financial Officer of HealthSouth Corporation. HealthSouth Corporation has filed a legal action against E&Y alleging that from 1996 through 2002, when E&Y served as HealthSouth Corporation’s independent auditors, E&Y acted recklessly and with gross negligence in performing its duties, and specifically that E&Y failed to perform reviews and audits of HealthSouth Corporation’s financial statements with due professional care as required by law and by its contractual agreements with HealthSouth Corporation.

Policy Regarding the Pre-Approval of Audit and Non-Audit Services Provided by the Independent Registered Public Accounting Firm
Our Audit Committee is responsible for appointing our independent registered public accounting firm and approving the terms of the auditing and non-audit services provided by our independent registered public accounting firm. Our Audit Committee has established a policy governing services performed by our independent registered public accounting firm, which requires Audit Committee pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm, sets forth non-audit services which may not be performed by our independent registered public accounting firm and provides for regular review by the Audit Committee of the services performed by our independent registered public accounting firm and their fees. Our Audit Committee approved 100% of the fees for audit, audit related, tax and other services provided E&Y in fiscal year 2007.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities and Exchange Act of 1934, as amended, except to the extent that we specifically request that the information be treated as soliciting material or that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
The Board of Directors has appointed the Audit Committee, consisting of three directors, Messrs. Gerdelman (Chairman), Park and Ms. Andreotti. Each member of the Audit Committee is independent as such term is defined under the rules of The Nasdaq Stock Market, Inc., listing standards. The Board of Directors has adopted a written charter with respect to the responsibilities of the Audit Committee, which includes, among other things, reviewing the proposed scope of the internal audit, overseeing the adequacy and effectiveness of accounting and financial controls, and reviewing our annual and quarterly financial statements with management and the independent registered public accounting firm.
In fulfilling its responsibilities, the Audit Committee met and held discussions with management, our internal auditor and E&Y, our independent registered public accounting firm for fiscal year 2007, regarding the annual audit and our audited consolidated financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management and E&Y the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007. The Audit Committee discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as amended.
E&Y also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended. The Audit Committee has discussed the independence of E&Y with members of the firm.
Management is responsible for maintaining internal controls over our financial reporting process and assessing the effectiveness of our internal control over our financial process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon, and to express an opinion on our management’s assessment and an opinion of effectiveness of our internal control over financial reporting based on their audit. As provided in its charter, the Audit Committee’s responsibilities include the monitoring and oversight of these processes.
In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”
Based upon and in reliance upon the review and discussion referred to above and the review of E&Y’s report to the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, for filing with the SEC.
Respectfully submitted,
AUDIT COMMITTEE
John W. Gerdelman, Chairman
Cindy K. Andreotti
John J. Park

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
E&Y served as our independent registered public accounting firm for fiscal year 2007. The Audit Committee has retained E&Y to serve as our independent registered public accounting firm for fiscal year 2007. Representatives of E&Y are expected to be present at the Annual Meeting, where they will be available to make a statement and respond to appropriate questions.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Corporate Governance Guidelines outline our policies and procedures for the review, approval or ratification of related party transactions and conflicts of interest. Our policy is that a director must avoid any conflict of interest with our company. If a director develops an actual, potential or apparent conflict of interest with us or is unsure whether a potential situation might develop into a conflict of interest, he or she must report the conflict immediately to our Chairman and the Chairman of our Nominating/Governance Committee. The conflict must be resolved to the satisfaction of the Nominating/Governance Committee or the director must resign. Further, if a director (or any member of his or her immediate family) has a personal interest in a matter before our Board of Directors, he or she must disclose to the full Board the material facts as to his or her relationship and interest. In addition to the approval processes described above, our Code of Business Ethics and Conduct prohibits any director or employee from engaging in any activity or association that conflicts with, or appears to conflict with, his or her ability to exercise independent judgment in our best interest and dictates that such individuals must avoid any situation that may create, or seem to create, a conflict between his or her personal interests and our company’s interests.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors, and persons who own more than ten percent of our outstanding Common Shares report their beneficial ownership and changes in their beneficial ownership of our equity securities by filing reports with the SEC. During fiscal year 2007, to our knowledge, our officers, directors, and greater than ten percent beneficial owners filed the reports required by Section 16(a) on a timely basis during such year.
ANNUAL REPORT ON FORM 10-K
A copy of our most recent Annual Report on Form 10-K filed with the SEC accompanies this Proxy Statement. Additional copies of the Annual Report on Form 10-K may be obtained from our website at www.apaccustomerservices.com, or by writing to APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015, Attention: George H. Hepburn III, Senior Vice President and Chief Financial Officer.
MULTIPLE SHAREHOLDERS SHARING AN ADDRESS
The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one shareholder resides. This process is known as householding. Shareholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our Proxy Statement and Annual Report to Shareholders unless they have affirmatively objected to the householding notice.
Shareholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing our Investor Relations department at: Investor Relations, APAC Customer Services, Inc., Six Parkway North, Deerfield, Illinois 60015. For future annual meetings, a shareholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

PROPOSALS OF SHAREHOLDERS FOR 2009 ANNUAL MEETING
A shareholder who intends to present a proposal at the 2009 Annual Meeting and who wishes to have the proposal included in our proxy statement for that meeting must deliver the proposal to the Secretary. All proposals must be received by the Secretary at our principal executive office located at Six Parkway North, Deerfield, Illinois 60015, no later than December 31, 2008, and must satisfy the applicable rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.
A shareholder who intends to nominate a candidate for director or to present a proposal that is a proper subject for consideration at the 2009 Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement, must provide written timely notice to the Secretary in accordance with our Bylaws. To be timely, such notice must be delivered to the Secretary at our principal executive offices between February 5, 2009 and March 7, 2009. However, if the date of our 2009 Annual Meeting is before May 6, 2009, or after August 5, 2009, the notice must be delivered to the Secretary at our principal executive office not more than 120 days prior to the 2009 Annual Meeting and not less than the later of 90 days prior to the 2009 Annual Meeting or 10 days following the day on which we first publicly announce the date of the 2009 Annual Meeting. The notice must describe certain information regarding the nominee and the shareholder giving the notice, including information such as name, address, occupation and shares held.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.
By Order of the Board of Directors

Pamela R. Schneider
Secretary

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE 1. Election of Directors: The Board of Directors Recommends a Vote “FOR” the following nomin ees. 01-Cindy K. Andreotti _____ FOR WITHHOLD FOR ALL ALL _____ ALL _____ EXCEPT 02-John C. Kraft 03-Michael P. Marrow 04-Bhaskar Menon 05-John J. Park 06-Theodore G. Schwartz 07-Samuel K. Skinner Nominee(s) Excepted 08-John L. Workman SignatureSignatureDate Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

APAC Customer Services, Inc. Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Shareholders on June 6, 2008 The undersigned hereby appoints Michael P. Marrow, George H. Hepburn, III and Pamela R. Schneider, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC Customer Services, Inc. which the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of APAC Customer Services, Inc. to be held on June 6, 2008, or at any adjo urnment thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named on the reverse side. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.) Address Change/Comments (Mark the corresponding box on the reverse side)
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